Exhibit 99.1

For Immediate Release

Contact:

Al Kildani

Sr. director, investor relations and

corporate communications

858-410-8653

Gen-Probe Receives Stockholder Approval For Proposed Merger With Hologic

SAN DIEGO, CA, July 31, 2012 – Gen-Probe Incorporated (NASDAQ: GPRO) today announced that its stockholders, at a special meeting held today, voted to adopt the agreement and plan of merger among Gen-Probe, Hologic, Inc. (NASDAQ: HOLX) and Gold Acquisition Corp., a direct wholly owned subsidiary of Hologic. Adoption of the agreement and plan of merger required the affirmative vote of the holders of a majority of the outstanding shares of Gen-Probe’s common stock entitled to vote.

The merger is expected to close on Wednesday, August 1, 2012. As a result of the merger, Gen-Probe will become a wholly owned subsidiary of Hologic, and Gen-Probe’s stockholders (except for Gen-Probe stockholders who have properly exercised rights of appraisal) will be entitled to receive $82.75 in cash, without interest, for each share of Gen-Probe common stock that they own.

About Gen-Probe

Gen-Probe is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe is headquartered in San Diego and employs approximately 1,400 people. For more information, go to http://www.gen-probe.com.

Caution Regarding Forward-Looking Statements

Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance are forward-looking statements. These statements are often made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning possible or expected results of operations, regulatory approvals, future sales, growth opportunities, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied. Some of these risks include: (i) the ability of the parties to consummate the proposed acquisition in a timely manner or at all; (ii) satisfaction of the other conditions precedent to consummation of the proposed acquisition; (iii) uncertainties relating to litigation, including pending and future Gen-Probe stockholder lawsuits related to the proposed acquisition; and (iv) successful and timely completion by Hologic of its anticipated financing arrangements for the acquisition. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

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